Exhibit 99

Release:	On receipt, Jan. 28, 2021
Media Contact:	Jane Slusark, 515-362-0482, slusark.jane@principal.com
Investor Contact:	John Egan, 515-235-9500, egan.john@principal.com

Principal® announces Fourth Quarter and Full Year 2020 results

Company also announces common stock dividend

Company Highlights

•	Fourth quarter 2020 net income attributable to Principal Financial Group®, Inc. (PFG) of $472.6 million, or $1.70 per diluted share. Full year 2020 net income attributable to PFG of $1,395.8 million, or $5.05 per diluted share.

•	Fourth quarter 2020 non-GAAP operating earnings[1] of $409.6 million, or $1.48 per diluted share. Full year 2020 non-GAAP operating earnings of $1,366.4 million, or $4.94 per diluted share.

•	Record assets under management (AUM) of $806.6 billion

•	Company declared first quarter 2021 common stock dividend of $0.56 per share

(Des Moines, Iowa) – Principal Financial Group® (Nasdaq: PFG) announced results for fourth quarter and the full year of 2020.

•	Net income attributable to PFG for fourth quarter 2020 of $472.6 million, compared to $300.9 million for fourth quarter 2019. Net income per diluted share of $1.70 for fourth quarter 2020 compared to $1.07 in the prior year quarter. For the 12 months ending Dec. 31, 2020, net income attributable to PFG of $1,395.8 million, or $5.05 per diluted share, compared to $1,394.2 million, or $4.96 per diluted share, for the 12 months ending Dec. 31, 2019.

•	Non-GAAP operating earnings for fourth quarter 2020 of $409.6 million, compared to $396.4 million for fourth quarter 2019. Non-GAAP operating earnings per diluted share of $1.48 for fourth quarter 2020 compared to $1.41 for fourth quarter 2019. For the 12 months ending Dec. 31, 2020, non-GAAP operating earnings of $1,366.4 million, or $4.94 per diluted share, compared to $1,569.1 million, or $5.58 per diluted share, for the 12 months ending Dec. 31, 2019.

•	Quarterly common stock dividend of $0.56 per share for first quarter 2021 was authorized by the company’s Board of Directors, bringing the trailing twelve-month dividend to $2.24 per share, a 2% increase compared to the prior year trailing twelve-month period. The dividend will be payable on Mar. 26, 2021, to shareholders of record as of Mar. 1, 2021.

“I’m proud of our accomplishments in 2020 and our ability to meet the year’s challenges head on,” said Dan Houston, chairman, president and chief executive officer of Principal. “Our diversified business model and strong financial position enabled us to focus on what matters most – the protection and well-being of our customers, employees, and communities. We finished the year strong with fourth quarter non-GAAP operating earnings of $410 million and $1.4 billion for full year 2020. We see momentum as we head into 2021 including the final migrations of our Institutional Retirement and Trust (IRT) customers to Principal, the resiliency and recovery of our small to medium-sized businesses, and the growing strength of our global asset management enterprise.”

1 Use of non-GAAP financial measures is discussed in this release after segment results. Non-GAAP operating earnings for total company is after tax.

“We’re in one of the best financial positions in our company’s history. Our balance sheet and underlying investments are high quality and performed exceptionally well in 2020’s stressed and volatile markets. Our capital deployment strategy is balanced and disciplined, focused on creating long-term shareholder value. In 2020, we deployed over $900 million of capital to common stock dividends and share repurchases. We restarted our share repurchase program in the fourth quarter with $75 million of buybacks. I look forward to 2021 knowing we have the right business model and enterprise strategy in place to help Principal grow and support our customers around the world.”

Additional details on the impacts of COVID-19 can be found in our fourth quarter 2020 earnings call slide presentation and details of our U.S. investment portfolio are available in a supplemental slide presentation, both available at principal.com/investor.

Other highlights

Fourth Quarter

•	Retirement and Income Solutions (RIS) – Fee recurring deposits increased 7% over the prior year quarter and sales[2] were $3.2 billion.

•	RIS-Spread account values of $54.3 billion increased 5% over the prior year quarter. Fourth quarter sales were $2.1 billion, including $0.9 billion of opportunistic medium-term note (MTN) issuances and $0.7 billion of pension risk transfer sales.

•	Principal Global Investors (PGI) had record PGI managed AUM of $502.1 billion and record PGI sourced AUM of $244.7 billion.

•	Principal International (PI) generated net cash flow of $1.2 billion, marking its 49th consecutive quarter of positive net cash flow.

•	In Specialty Benefits, highlighting the recovery, in-group growth increased 0.5%, with even better results in businesses with less than 200 employees.

•	Deployed $228.7 million of capital during the fourth quarter, including:

o	$153.7 million of common stock dividends with the $0.56 per share common dividend paid in the fourth quarter; and

o	$75.0 million to repurchase 1.6 million shares.

Full Year 2020

•	Record total company AUM of $806.6 billion, including $13.7 billion of net cash flow.

•	Strong Morningstar investment performance[3] with 83% of Principal investment options above median on a one-year basis, 70% on a three-year basis, and 80% on a five-year basis. Additionally, 74% of fund level AUM had a 4- or 5-star rating.

•	RIS-Fee end of period account values[2] increased $46.4 billion, or 17% compared to a year ago, to $312.9 billion.

2RIS-Fee reported sales and account values do not include the IRT business that has not migrated to Principal.

3 Represents the percentage of Principal actively managed mutual funds, exchange traded funds (ETFs), insurance separate accounts, and collective investment trusts (CITs) in the top two Morningstar quartiles. Excludes Money Market, Stable Value, Liability Driven Investment, Hedge Fund Separate Account and US Property Separate Account.

•	RIS-Spread sales of $8.1 billion, including $3.0 billion of pension risk transfer sales and $2.9 billion of opportunistic MTN issuances.

•	PGI sourced net cash flow of $5.6 billion for the full year. Pre-tax return on operating revenues less pass-through expenses was 37.5% on a trailing twelve-month basis.

•	PI generated net cash flow of $4.2 billion, bringing total reported AUM to $165.2 billion. Reported AUM does not include $118.4 billion of AUM in China.

•	Individual Life had sales of $219.8 million, with record term sales of nearly $100 million.

•	Deployed $907.3 million of capital in 2020, including:

o	$614.5 million of common stock dividends, including the $0.56 per share common dividend paid in the fourth quarter; and

o	$292.8 million to repurchase 5.7 million shares of common stock.

Continued strong financial position

•	$2.9 billion of excess and available capital in our holding companies and other subsidiaries, which is available for corporate purposes. We also have access to a contingent capital facility, with a book value of $750 million, that allows us to borrow approximately $900 million, the current fair value of the Treasury assets in the facility.

•	Estimated statutory risk-based capital (RBC) ratio for Principal Life Insurance Company of 440%; above our 400% targeted RBC ratio.

Segment Results

Retirement and Income Solutions - Fee

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	4Q20	4Q19	% Change	4Q20	4Q19	% Change
Pre-tax operating earnings[4]	$116.2	$115.3	1%	$456.3	$461.8	(1)%

Net revenue[5]	$506.5	$513.9	(1)%	$1,987.7	$1,753.5	13%
Pre-tax return on net revenue[6]	22.9%	22.4%		23.0%	26.3%

•	Pre-tax operating earnings increased $0.9 million as the benefits of higher equity markets, higher variable investment income and lower expenses were largely offset by the impacts associated with the IRT business.

•	Net revenue decreased $7.4 million as the benefits of higher equity markets and higher variable investment income were more than offset by the impact of the reduction in interest on excess reserve (IOER) rate.

Retirement and Income Solutions - Spread

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	4Q20	4Q19	% Change	4Q20	4Q19	% Change
Pre-tax operating earnings	$150.6	$92.2	63%	$510.6	$412.2	24%

Net revenue	$198.0	$141.7	40%	$664.8	$617.0	8%
Pre-tax return on net revenue	76.1%	65.1%		76.8%	66.8%

•	Pre-tax operating earnings increased $58.4 million due to higher net revenue and expense management.

•	Net revenue increased $56.3 million due to growth in the business, higher variable investment income and more favorable reserve gains.

4Pre-tax operating earnings = operating earnings before income taxes and after noncontrolling interest.

5 Net revenue = operating revenues less benefits, claims and settlement expenses less dividends to policyholders.

6 Pre-tax return on net revenue = pre-tax operating earnings divided by net revenue.

Principal Global Investors

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	4Q20	4Q19	% Change	4Q20	4Q19	% Change
Pre-tax operating earnings	$151.9	$144.0	5%	$512.9	$483.3	6%

Operating revenues less pass-through expenses[7]	$374.2	$384.8	(3)%	$1,383.7	$1,344.6	3%
Pre-tax return on operating revenues less pass-through expenses[8]	41.0%	37.8%		37.5%	36.4%

Total PGI assets under management (billions)	$502.1	$458.6	9%
PGI sourced assets under management (billions)	$244.7	$222.6	10%

•	Pre-tax operating earnings increased $7.9 million primarily due to growth in management fees and disciplined expense management. Prior year quarter benefited $12.1 million from an earnout liability reduction.

•	Operating revenues less pass-through expenses decreased $10.6 million as growth in management fees was offset by lower performance fees.

Principal International

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	4Q20	4Q19	% Change	4Q20	4Q19	% Change
Pre-tax operating earnings	$59.6	$77.5	(23)%	$243.6	$390.7	(38)%

Combined[9] net revenue (at PFG share)	$214.5	$239.2	(10)%	$826.6	$1,003.3	(18)%
Pre-tax return on combined net revenue (at PFG share)	27.8%	32.4%		29.5%	38.9%

Assets under management (billions)	$165.2	$169.7	(3)%

•	Pre-tax operating earnings decreased $17.9 million due to lower combined net revenue (at PFG share).

•	Combined net revenue (at PFG share) decreased $24.7 million due to unfavorable impacts from inflation in Brazil and foreign currency translation, partially offset by improved encaje performance.

7The company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measures at the end of the release. The company has determined this measure is more representative of underlying operating revenues growth for PGI as it removes commissions and other expenses that are collected through fee revenue and passed through expenses with no impact to pre-tax operating earnings.

8 Pre-tax return on operating revenues less pass-through expenses = pre-tax operating earnings, adjusted for noncontrolling interest divided by operating revenues less pass-through expenses.

9 Combined net revenue (a non-GAAP financial measure): net revenue for all PI companies at 100% less pass-through commissions. The company has determined combined net revenue (at PFG share) is more representative of underlying net revenue growth for PI as it reflects our proportionate share of consolidated and equity method subsidiaries. In addition, using this net revenue metric provides a more meaningful representation of our profit margins.

Specialty Benefits Insurance

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	4Q20	4Q19	% Change	4Q20	4Q19	% Change
Pre-tax operating earnings	$45.1	$98.0	(54)%	$292.3	$352.2	(17)%

Premium and fees[10]	$597.4	$595.0	0%	$2,364.8	$2,327.2	2%
Pre-tax return on premium and fees	7.5%	16.5%		12.4%	15.1%

Incurred loss ratio	66.5%	58.2%		62.1%	61.2%

•	Pre-tax operating earnings decreased $52.9 million primarily due to unfavorable COVID-19 related impacts and higher non COVID-19 related claims. Prior year quarter benefited from favorable claims.

•	Premium and fees increased $2.4 million primarily due to strong retention.

•	Incurred loss ratio increased primarily due to COVID-19 impacts and favorable claims in the prior year quarter.

Individual Life Insurance

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	4Q20	4Q19	% Change	4Q20	4Q19	% Change
Pre-tax operating earnings (losses)	$44.4	$46.5	(5)%	$(52.4)	$169.4	(131)%

Premium and fees	$302.0	$281.3	7%	$1,227.5	$1,245.0	(1)%
Pre-tax return on premium and fees	14.7%	16.5%		(4.3)%	13.6%

~~•~~	Pre-tax operating earnings decreased $2.1 million primarily due to unfavorable COVID-19 and non COVID-19 related claims. This was partially offset by higher variable investment income and expense management.

~~•~~	Premium and fees increased $20.7 million primarily due to growth in the business.

Corporate

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	4Q20	4Q19	% Change	4Q20	4Q19	% Change
Pre-tax operating losses	$(81.6)	$(95.7)	15%	$(326.4)	$(380.3)	14%

•	Pre-tax operating losses decreased $14.1 million primarily due to expense management actions.

10Premium and fees = premiums and other considerations plus fees and other revenues. Pre-tax return on premium and fees = pre-tax operating earnings divided by premium and fees.

Forward looking and cautionary statements

Certain statements made by the company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to non-GAAP operating earnings, net income attributable to PFG, net cash flow, realized and unrealized gains and losses, capital and liquidity positions, sales and earnings trends, and management’s beliefs, expectations, goals and opinions. The company does not undertake to update these statements, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company’s annual report on Form 10-K for the year ended Dec. 31, 2019, and in the company’s quarterly report on Form 10-Q for the quarter ended Sept. 30, 2020, filed by the company with the U.S. Securities and Exchange Commission, as updated or supplemented from time to time in subsequent filings. These risks and uncertainties include, without limitation: adverse capital and credit market conditions may significantly affect the company’s ability to meet liquidity needs, access to capital and cost of capital; conditions in the global capital markets and the economy generally; volatility or declines in the equity, bond or real estate markets; changes in interest rates or credit spreads or a sustained low interest rate environment; the elimination of the London Inter-Bank Offered Rate (“LIBOR”); the company’s investment portfolio is subject to several risks that may diminish the value of its invested assets and the investment returns credited to customers; the company’s valuation of investments and the determination of the amount of allowances and impairments taken on such investments may include methodologies, estimations and assumptions that are subject to differing interpretations; any impairments of or valuation allowances against the company’s deferred tax assets; the company’s actual experience for insurance and annuity products could differ significantly from its pricing and reserving assumptions; the pattern of amortizing the company’s DAC asset and other actuarial balances on its universal life-type insurance contracts, participating life insurance policies and certain investment contracts may change; changes in laws, regulations or accounting standards; the company may not be able to protect its intellectual property and may be subject to infringement claims; the company’s ability to pay stockholder dividends and meet its obligations may be constrained by the limitations on dividends Iowa insurance laws impose on Principal Life; litigation and regulatory investigations; from time to time the company may become subject to tax audits, tax litigation or similar proceedings, and as a result it may owe additional taxes, interest and penalties in amounts that may be material; applicable laws and the company’s certificate of incorporation and by-laws may discourage takeovers and business combinations that some stockholders might consider in their best interests; competition, including from companies that may have greater financial resources, broader arrays of products, higher ratings and stronger financial performance; technological and societal changes may disrupt the company’s business model and impair its ability to retain existing customers, attract new customers and maintain its profitability; damage to the company’s reputation; a downgrade in the company’s financial strength or credit ratings; client terminations, withdrawals or changes in investor preferences; the company’s hedging or risk management strategies prove ineffective or insufficient; inability to attract, develop and retain qualified employees and sales representatives and develop new distribution sources; an interruption in information technology, infrastructure or other internal or external systems used for business operations, or a failure to maintain the confidentiality, integrity or availability of data residing on such systems; international business risks including changes to mandatory pension schemes; risks arising from participation in joint ventures; the company may need to fund deficiencies in its “Closed Block” assets; a pandemic, terrorist attack, military action or other catastrophic event; the ongoing COVID-19 pandemic and the resulting financial market impacts; the company’s reinsurers could default on their obligations or increase their rates; risks arising from acquisitions of businesses; risks related to the company’s acquisition of Wells Fargo Bank, N.A.’s IRT business; loss of key vendor relationships or failure of a vendor to protect information of our customers or employees; the company’s enterprise risk management framework may not be fully effective in identifying or mitigating all of the risks to which the company is exposed; and global climate change.

Use of Non-GAAP financial measures

The company uses a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations. They are not, however, a substitute for U.S. GAAP financial measures. Therefore, the company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company adjusts U.S. GAAP measures for items not directly related to ongoing operations. However, it is possible these adjusting items have occurred in the past and could recur in future reporting periods. Management also uses non-GAAP measures for goal setting, as a basis for determining employee and senior management awards and compensation and evaluating performance on a basis comparable to that used by investors and securities analysts.

Earnings conference call

On Friday, Jan. 29, 2021, at 10:00 a.m. (ET), Chairman, President and Chief Executive Officer Dan Houston and Executive Vice President and Chief Financial Officer Deanna Strable will lead a discussion of results and the impacts on future prospects, asset quality and capital adequacy during a live conference call, which can be accessed as follows:

•	Via live Internet webcast. Please go to principal.com/investor at least 10-15 minutes prior to the start of the call to register, and to download and install any necessary audio software.

•	Via telephone by dialing 866-427-0175 (U.S. and Canadian callers) or 706-643-7701 (international callers) approximately 10 minutes prior to the start of the call. The access code is 4886533.

•	Replay of the earnings call via telephone is available by dialing 855-859-2056 (U.S. and Canadian callers) or 404-537-3406 (international callers). The access code is 4886533. This replay will be available approximately two hours after the completion of the live earnings call through the end of day Feb. 4, 2021.

•	Replay of the earnings call via webcast as well as a transcript of the call will be available after the call at principal.com/investor.

The company’s financial supplement and slide presentation is currently available at principal.com/investor, and may be referred to during the call.

About Principal®11

Principal helps people and companies around the world build, protect and advance their financial well-being through retirement, insurance and asset management solutions that fit their lives. Our employees are passionate about helping clients of all income and portfolio sizes achieve their goals – offering innovative ideas, investment expertise and real-life solutions to make financial progress possible. To find out more, visit us at principal.com.

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Summary of Principal Financial Group, Inc. and Segment Results

	(in millions)
	Three Months Ended,		Trailing Twelve Months,
Principal Financial Group, Inc. Results:	12/31/20	12/31/19	12/31/20	12/31/19
Net income attributable to PFG	$472.6	$300.9	$1,395.8	$1,394.2
Net realized capital (gains) losses, as adjusted	(63.0)	95.5	(29.4)	174.9
Non-GAAP Operating Earnings*	$409.6	$396.4	$1,366.4	$1,569.1
Income taxes	76.6	81.4	270.5	320.2
Non-GAAP Pre-Tax Operating Earnings	$486.2	$477.8	$1,636.9	$1,889.3

Segment Pre-Tax Operating Earnings (Losses):
Retirement and Income Solutions	$266.8	$207.5	$966.9	$874.0
Principal Global Investors	151.9	144.0	512.9	483.3
Principal International	59.6	77.5	243.6	390.7
U.S. Insurance Solutions	89.5	144.5	239.9	521.6
Corporate	(81.6)	(95.7)	(326.4)	(380.3)
Total Segment Pre-Tax Operating Earnings	$486.2	$477.8	$1,636.9	$1,889.3

	Per Diluted Share
	Three Months Ended,		Twelve Months Ended,
	12/31/20	12/31/19	12/31/20	12/31/19
Net income	$1.70	$1.07	$5.05	$4.96
Net realized capital (gains) losses, as adjusted	(0.22)	0.34	(0.11)	0.62
Non-GAAP Operating Earnings	$1.48	$1.41	$4.94	$5.58
Weighted-average diluted common shares outstanding (in millions)	277.2	280.4	276.6	281.0

*U.S. GAAP (GAAP) net income attributable to PFG versus non-GAAP operating earnings

Management uses non-GAAP operating earnings, which is a financial measure that excludes the effect of net realized capital gains and losses, as adjusted, and other after-tax adjustments the company believes are not indicative of overall operating trends, for goal setting, as a basis for determining employee and senior management awards and compensation, and evaluating performance on a basis comparable to that used by investors and securities analysts. Note: it is possible these adjusting items have occurred in the past and could recur in future reporting periods. While these items may be significant components in understanding and assessing our consolidated financial performance, management believes the presentation of non-GAAP operating earnings enhances the understanding of results of operations by highlighting earnings attributable to the normal, ongoing operations of the company’s businesses.

11 Principal, Principal and symbol design and Principal Financial Group are trademarks and service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.

Selected Balance Sheet Statistics

	Period Ended,
	12/31/20	12/31/19
Total assets (in billions)	$296.6	$276.1
Stockholders’ equity (in millions)	$16,617.3	$14,685.8
Total common equity (in millions)	$16,558.9	$14,618.0
Total common equity excluding accumulated other comprehensive income (AOCI) other than foreign currency translation adjustment (in millions)	$12,862.9	$12,238.3
End of period common shares outstanding (in millions)	273.3	276.6
Book value per common share	$60.59	$52.85
Book value per common share excluding AOCI other than foreign currency translation adjustment	$47.07	$44.25

Principal Financial Group, Inc.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

(in millions, except as indicated)

	Period Ended,
	12/31/20	12/31/19
Stockholders’ Equity, Excluding AOCI Other Than Foreign Currency Translation Adjustment, Available to Common Stockholders:
Stockholders’ equity	$16,617.3	$14,685.8
Noncontrolling interest	(58.4)	(67.8)
Stockholders’ equity available to common stockholders	16,558.9	14,618.0
Net unrealized capital (gains) losses	(4,156.5)	(2,815.3)
Net unrecognized postretirement benefit obligation	460.5	435.6
Stockholders’ equity, excluding AOCI other than foreign currency translation adjustment, available to common stockholders	$12,862.9	$12,238.3

Book Value Per Common Share, Excluding AOCI Other Than Foreign Currency Translation Adjustment:
Book value per common share	$60.59	$52.85
Net unrealized capital (gains) losses	(15.20)	(10.17)
Net unrecognized postretirement benefit obligation	1.68	1.57
Book value per common share, excluding AOCI other than foreign currency translation adjustment	$47.07	$44.25

Principal Financial Group, Inc.
Reconciliation of U.S. GAAP to Non-GAAP Financial Measures
(in millions)

	Three Months Ended,		Trailing Twelve Months,
	12/31/20	12/31/19	12/31/20	12/31/19
Income Taxes:
Total GAAP income taxes (benefits)	$100.1	$56.0	$265.0	$249.2
Net realized capital gains (losses) tax adjustments	(25.1)	8.6	(28.2)	(1.3)
Income taxes related to equity method investments and noncontrolling interest	1.6	16.8	33.7	72.3
Income taxes	$76.6	$81.4	$270.5	$320.2

Net Realized Capital Gains (Losses):
GAAP net realized capital gains (losses)	$133.1	$(90.9)	$302.6	$(52.8)

Recognition of front-end fee revenues	(2.6)	(4.6)	11.4	8.5
Market value adjustments to fee revenues	(1.6)	-	(1.6)	-
Net realized capital gains (losses) related to equity method investments	3.4	0.1	(1.5)	2.6
Derivative and hedging-related revenue adjustments	(47.2)	(29.6)	(132.9)	(80.4)
Sponsored investment fund adjustments	4.8	2.6	17.3	23.6
Amortization of deferred acquisition costs	32.0	24.8	(0.5)	(15.7)
Capital gains distributed – operating expenses	(24.8)	(17.8)	(41.7)	(31.6)
Amortization of other actuarial balances	8.9	14.5	(26.3)	(25.1)
Market value adjustments of embedded derivatives	8.1	(0.3)	(55.0)	66.6
Capital gains distributed – cost of interest credited	(9.4)	3.5	(8.2)	(36.6)
Net realized capital gains (losses) tax adjustments	(25.1)	8.6	(28.2)	(1.3)
Net realized capital gains (losses) attributable to noncontrolling interest, after-tax	(16.6)	(6.4)	(6.0)	(32.7)
Total net realized capital gains (losses) after-tax adjustments	(70.1)	(4.6)	(273.2)	(122.1)

Net realized capital gains (losses), as adjusted	$63.0	$(95.5)	$29.4	$(174.9)

Principal Financial Group, Inc.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

(in millions)

	Three Months Ended,		Trailing Twelve Months,
	12/31/20	12/31/19	12/31/20	12/31/19
Principal Global Investors Operating Revenues Less Pass-Through Expenses:
Operating revenues	$412.6	$437.4	$1,539.1	$1,505.8
Commissions and other expenses	(38.4)	(52.6)	(155.4)	(161.2)
Operating revenues less pass-through expenses	$374.2	$384.8	$1,383.7	$1,344.6

Principal International Combined Net Revenue (at PFG Share)
Pre-tax operating earnings	$59.6	$77.5	$243.6	$390.7
Combined operating expenses other than pass-through commissions (at PFG share)	154.9	161.7	583.0	612.6
Combined net revenue (at PFG share)	$214.5	$239.2	$826.6	$1,003.3